Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectuses and under the captions "Independent Registered Public Accounting Firm" and "Portfolio Holdings Disclosure" in the Statements of Additional Information, each dated September 1, 2023, and each included in this Post- Effective Amendment No. 199 to the Registration Statement (Form N-1A, File No. 33-65572) of Victory Portfolios III (the "Registration Statement").

We also consent to the incorporation by reference of our reports dated June 28, 2023, with respect to the financial statements and financial highlights of Victory Target Retirement Income Fund, Victory Target Retirement 2030 Fund, Victory Target Retirement 2040 Fund, Victory Target Retirement 2050 Fund, Victory Target Retirement 2060 Fund, Victory Aggressive Growth Fund, Victory Growth Fund, Victory Growth & Income Fund, Victory Income Stock Fund, Victory Income Fund, Victory Short-Term Bond Fund, Victory Science & Technology Fund, Victory Money Market Fund, Victory Core Plus Intermediate Bond Fund, Victory High Income Fund, Victory Small Cap Stock Fund, Victory Capital Growth Fund, Victory Value Fund, Victory Extended Market Index Fund, Victory 500 Index Fund, Victory Nasdaq-100 Index Fund, Victory Global Managed Volatility Fund and Victory Ultra Short-Term Bond Fund (each a series of Victory Portfolios III) included in the Annual Report to Shareholders (Form N-CSR) for the period ended April 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

August 29, 2023